Exhibit 16.2

Lode-Star Mining Inc.

Reno, Nevada (December 15, 2017) – Lode-Star Mining Inc. (LSMG:OTCQB) announces today that the company has re-engaged Morgan & Company LLP of Vancouver, B.C. Canada as its auditor.

“Morgan & Company LLP was the Company's original auditor and is located in Vancouver Canada which is a key center for mine development activity." said Mark Walmesley, CEO of Lode-Star Mining Inc.

About Lode-Star Mining Inc.
Lode-Star Mining Inc., traded on the OTC Markets' OTCQB marketplace under the symbol (LSMG:OTCQB), is a U.S. based junior-tier mining company focused on the exploration, development, and production of North American mineral assets.

LSMG is the operator of the Goldfield Bonanza property, acquired under an option for development on December 11, 2014 from Lode-Star Gold, Inc., a private Nevada corporation. Please visit our website at OTC Markets. http://www.lode-starmining.com.

Contacts for Lode-Star Mining Inc.

Mark Walmesley
President
Lode-Star Mining Inc.
phone : (775) 234-5443
e-mail : info@lode-starmining.com
website: www.lode-starmining.com

Forward Looking Statements

This news release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause LSMG's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Forward-looking statements reflect LSMG's current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Except as required by law, LSMG assumes no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.